UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 26, 2019

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas		76116
(Address of principal executive offices)		(Zip Code)

(817) 989-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common stock, par value $0.01 par value	AREX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Role and Title Changes

On September 26, 2019, the Board of Directors (the “Board”) of Approach Resources Inc. (the “Company”) approved certain role and title changes among the Company’s executive management team, effective immediately. Mr. Sergei Krylov, previously serving as Chief Financial Officer in addition to Chief Executive Officer, relinquished his duties as Chief Financial Officer in connection with the appointment of Mr. Ian Shaw as described below on September 26, 2019 and now serves as President and Chief Executive Officer of the Company. Mr. Troy Hoefer, whose title previously was Senior Vice President – Engineering, now serves as Executive Vice President – Operations. Mr. Joshua Dazey, whose title previously was Vice President, General Counsel and Secretary, now serves as Executive Vice President – Legal and Secretary.

On September 26, 2019, the Board appointed Mr. Shaw to serve as Executive Vice President – Finance and Accounting, effective immediately. Mr. Shaw will continue to perform the functions of the Company’s principal accounting officer and will also assume the additional functions and duties of the Company’s principal financial officer. Mr. Shaw will receive an annual base salary of $300,000. Mr. Shaw, 36, previously worked in the accounting department of the Company since October 2014, serving as Director of Financial Reporting and most recently as Chief Accounting Officer. Previously, Mr. Shaw was with Ernst & Young LLP beginning in 2006, including as Senior Manager, serving a wide range of clients, including oil and gas industry clients. Mr. Shaw holds a Bachelor of Business Administration degree from Texas Christian University and a Masters of Accounting degree from Texas Christian University. He is also a Certified Public Accountant (CPA) in the State of Texas.

Mr. Shaw has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Shaw is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Executive Retention Plan

On September 26, 2019, each of the compensation committee (the “Committee”) of the Board and the Board approved the Key Employee Retention Plan (Eligible Executives) (the “Executive Retention Plan”) to enact a retention program for certain senior level employees. The Committee and the Board approved the Executive Retention Plan in recognition of the significant benefits to the Company in retaining such employees to continue assisting the Company in its evaluation of deleveraging and restructuring alternatives.

On September 26, 2019, the Company entered into Participation Agreements under the Executive Retention Plan, which bind the parties thereto to the terms and conditions of the Executive Retention Plan, with each member of the Company’s executive management team (the “Executives” and each an “Executive”): (i) Mr. Sergei Krylov, President and Chief Executive Officer; (ii) Mr. Troy Hoefer, Executive Vice President – Operations; (iii) Mr. Joshua Dazey, Executive Vice President – Legal and Secretary; and (iv) Mr. Ian Shaw, Executive Vice President – Finance and Accounting.

The Executive Retention Plan provides for a lump sum, one-time cash retention payment, less applicable tax withholdings, as soon as practicable in the following amounts: 180% of the annualized base salary for Mr. Krylov; 130% of the annualized base salary for Mr. Hoefer; 105% of the annualized base salary for Mr. Dazey; and 105% of the annualized base salary for Mr. Shaw.

In order to receive such retention payments, an Executive must be employed by the Company or an affiliate on the payment date and must sign and return a release of claims and not revoke his acceptance of the release, among other requirements. If an Executive ceases to be an employee of the Company or an affiliate at any time prior to the expiration of the retention period for any reason other than a “qualifying termination” (as such term is defined in the Executive Retention Plan), the Executive will be required to repay the amount received under the Executive Retention Plan to the Company. The retention period for each Executive will commence on the cash retention payment date and will end 12 months from such payment date; provided, however, that in the event of a change in control, such period will end instead on the earlier of (i) six months from the effective date of the change in control or (ii) 15 months after the cash retention payment date.

The payments pursuant to the Executive Retention Plan and the associated terms of the Executive Retention Plan constitute all of the Company’s and its affiliates’ obligations to the Executives with respect to retention bonuses, retention payments, or similar compensation or remuneration or bonuses, payments, or similar compensation or remuneration upon or after a potential change in control or change in control. The Executive Retention Plan supersedes all oral or written plans, programs, agreements and policies of the Company and its affiliates with respect to the subject matter of the Executive Retention Plan, including any employment agreement or other plan providing for payments upon a change in control.

The foregoing does not constitute a complete summary of the terms of the Executive Retention Plan. A copy of the Executive Retention Plan is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Key Employee Retention Plan (Eligible Executives)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Approach Resources Inc.

By:	/s/ Joshua E. Dazey
Joshua E. Dazey
Executive Vice President – Legal

Date:  September 27, 2019

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